EXHIBIT 99.1

Stratus Media Group Announces Name Change
to RestorGenex and Reverse Split of Common Stock

LOS ANGELES, California (March 7, 2014) - Stratus Media Group, Inc., (OTCBB: SMDI) announced today a name change to RestorGenex Corporation (RestorGenex), as well as a 1 for 100 reverse split of its common stock. Both corporate actions were approved previously by the company’s stockholders.

The name change to RestorGenex and the 1 for 100 reverse stock split will be effective at the start of trading on Monday, March 10, 2014. The reverse stock split applies to all of the outstanding shares of Stratus Media Group’s common stock, reducing the number of current outstanding shares from 571,348,758 to approximately 5,713,488 shares.

The Company’s common stock will trade under the symbol “SMDID” for a period of 20 trading days as a result of the reverse stock split, and common shares will also trade under a new CUSIP number.

“These corporate actions are part of the company’s strategy to build a biopharmaceutical company of increasing value to our stockholders as well as a company that will deliver new products to patients and consumers in need,” said Sol J. Barer, chairman of the board of RestorGenex.

The Company anticipates that stockholders holding common shares in book form with registered brokerage firms and investment advisors will have the name change and reverse split processed automatically to their accounts without further action required on their part. The Company’s shareholders of record will receive a letter of transmittal and instructions from the transfer agent , Registrar and Transfer Company,) regarding procedures for submitting their stock certificates in connection with the reverse split. No fractional shares shall be issued in conjunction with the reverse split.

Forward-Looking Statements

Statements in this news release relating to plans, strategies, projections of results, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Acts of 1933 and 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors. Although the company's management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements. The company has no obligation to update these forward-looking statements.

Contact:

RestorGenex

Tim Boris, 310-526-8700

timb@stratusmediagroup.com